Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 23, 2004, by and among:  DOT HILL SYSTEMS CORP., a Delaware corporation (“Parent”); DHSA CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); CHAPARRAL NETWORK STORAGE, INC., a Delaware corporation (the “Company”); and C. TIMOTHY SMOOT as the Stockholders’ Representative (the “Stockholders’ Representative”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.            This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

1.1          Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

1.3          Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California, at 10:00 a.m., California time, or at such other place and time that Parent and the Company shall agree, on the date hereof (the “Closing Date”).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL, in substantially the form attached hereto as Exhibit B, shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger as Merger Sub and the Company shall agree (the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.  The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached as Exhibit A to the certificate of merger attached hereto as Exhibit B; the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Schedule 1.4.

1.5          Conversion of Shares.

(a)           Subject to Sections 1.5(b), 1.5(c), 1.10(c), 1.11, 1.12 and 7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)            each share of Series F Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.586896399 per share;

(ii)           each of the Company Series F Warrants that are not otherwise terminated or exercised at the Effective Time shall be converted into, on a per share basis for each share of Series F Preferred Stock issuable upon exercise of such Company Series F Warrants, the right to receive $0.586896399 per share minus the applicable Company Series F Warrant Exercise Price (or may be net exercised in accordance with its terms) (the “Assumed Series F Warrant Consideration”);

(iii)         the shares of Replacement Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

(1)           each share of the Series CX Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.4400 per share;

(2)           each share of the Series D-1X Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.5702 per share;

(3)           each share of the Series D-2X Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $3.0002 per share;

(4)           each share of the Series D-6X Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $4.0002 per share; and

(5)           each share of the Series EX Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.0001 per share;

(iv)          the shares of Junior Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

(1)           each share of the Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.0589 per share;

(2)           each share of the Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.1060 per share;

(3)           each share of the Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.2593 per share;

(4)           each share of the Series D-1 Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.5147 per share;

(5)           each share of the Series D-2 Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.7681 per share;

(6)           each share of the Series D-3 Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.0628 per share;

(7)           each share of the Series D-4 Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.2043 per share;

(8)           each share of the Series D-5 Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.2060 per share;

(9)           each share of the Series D-6 Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.3575 per share; and

(10)         each share of the Series E Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.1787 per share;

(v)            each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.0837313  per share;

(vi)          each of the Company Common Warrants that are not otherwise terminated or exercised at the Effective Time shall be converted into, on a per share basis for each share of Company Common Stock issuable upon exercise of such Company Common Warrants, the right to receive $0.0837313 per share minus the applicable Company Common Warrant Exercise Price;

(vii)         each of the Company Options that are not otherwise terminated or exercised at the Effective Time shall be converted into the right to receive, upon due exercise and payment of the applicable Company Option Exercise Price and on a per share basis for each share of Company Common Stock issuable upon exercise of such Company Options, $0.0837313 per share; and

(viii)        each share of the common stock, par value $0.001, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)           At the Effective Time, Parent shall (i) withhold from the Merger Consideration otherwise payable to the holders of Non-Series F Securities pursuant to Section 1.5(a), and (ii) shall cause to be delivered to the Escrow Agent, as a contribution to an escrow fund (the “Escrow Fund”) on behalf of the holders of Non-Series F Securities, cash in an amount equal to $4,961,120 (the “Escrow Amount”).  The Merger Consideration to be withheld from the payment to each holder of Non-Series F Securities and contributed to the Escrow Fund shall be equal to the Escrow Amount multiplied by such holder’s Proportionate Share.  The Escrow Fund (1) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement, (2) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person, and (3) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(c)           The amount of cash each stockholder of the Company is entitled to receive for such stockholder’s shares of Company Capital Stock in the Merger shall be rounded to the nearest whole cent.

(d)           If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates.

1.6          Employee Stock Options.  In connection with the Merger, Parent will assume all vested Company Options outstanding at the Effective Time, and will assume unvested Company Options exercisable for, at the Effective Time, no more than 1,810,000 (all such assumed Company Options, the “Assumed Options”).  The Company shall have caused each outstanding

Company Option that is not assumed by Parent or exercised by the holder thereof prior to the Effective Time, if any, to terminate immediately prior to the Effective Time.

1.7          Warrants.  Parent will not assume Company Warrants exercisable for, at the Effective Time, more than 100,000 shares of Company Common Stock (giving effect to all assumed Company Warrants on an as converted to Company Common Stock basis) in connection with the Merger, in addition to the Xyratex Warrant (all such Company Warrants, the “Assumed Warrants”).  The Company shall have caused each outstanding Company Warrant (other than the Assumed Warrants) that is not exercised by the holder thereof prior to the Effective Time, if any, to terminate immediately prior to the Effective Time.

1.8          Amendment and Restatement of the Company’s Certificate of Incorporation.  The Amended and Restated Certificate of Incorporation of the Company shall be amended and restated as of the Closing Date to conform to Exhibit C (the “Certificate Amendment”), such amended and restatement to be effective immediately prior to the Effective Time.

1.9          Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of Company Capital Stock (including share certificates for Company Capital Stock issuable upon exercise of all Company Options or Company Warrants that were exercised prior to the Effective Time) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.10.  Holders of Company Options and Company Warrants who exercised all or any portion of their Company Options or Company Warrants prior to the Closing and who, as of the Effective Time, had not received Company Capital Stock certificates for the Company Common Stock to be received upon such exercises shall, notwithstanding anything to the contrary contained in this Section 1.9, be entitled to receive such Company Capital Stock certificates after the Effective Time, provided, however, that such holders shall have no rights as stockholders of the Company other than the rights to receive the consideration such holders are entitled to receive under the terms of this Agreement when such certificates are exchanged in accordance with the terms set forth in Section 1.10.

1.10        Exchange of Certificates.

(a)           American Stock Transfer & Trust Company shall serve as exchange agent and funds flow agent (in both such capacities, the “Exchange Agent”) for the Merger.

(b)           As soon as practicable after the Company has received written stockholder consents reasonably satisfactory to Parent approving the Merger and adopting this Agreement as specified in Section 5.2, Parent shall deliver to the Exchange Agent the Total Transaction Value plus the Additional Unvested Option Amount.

(c)           Following the Effective Time, the Exchange Agent shall deliver to the holders of Company Capital Stock certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Capital Stock certificates in exchange for Merger Consideration.  Upon surrender of a Company Capital Stock certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Capital Stock certificate shall be entitled to receive in exchange therefor the Merger Consideration that, subject to Section 1.5(b) and 1.5(c), such holder has the right to receive pursuant to the provisions of Section 1.5(a) and the Company Capital Stock certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.10, each Company Capital Stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration that, subject to Section 1.5(b) and 1.5(c), such holder has the right to receive pursuant to Section 1.5(a).  If any Company Capital Stock certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Capital Stock certificate to provide an appropriate affidavit and to deliver a bond in an amount to be determined solely within Parent’s discretion equal to no more than 25% of the Merger Consideration otherwise payable to such owner with respect to the lost, stolen or destroyed Company Capital Stock certificate (which bond shall expire on the second anniversary of its delivery date, with the unused collateral or deposits relating to such bond being returned at that time to the maker thereof) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Capital Stock certificate.

(d)           Promptly following the Effective Time, the Exchange Agent shall wire cash in an amount equal to the Company Transaction Expense Amount to the parties, and in the amounts, specified in the certificate referred to in Section 5.5(f).

(e)           Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any particular holder or former holder of Company Capital Stock, Assumed Options or Assumed Warrants pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            None of the Exchange Agent, Parent, the Surviving Corporation or any party hereto shall be liable to any holder or former holder of Company Capital Stock, Assumed Options or Assumed Warrants for any cash delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.11        Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made and perfected a demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL and who neither effectively withdraws nor loses such holder’s right to such appraisal (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5(a), but shall be entitled to only such rights as are granted by the DGCL to a holder of Dissenting Shares.  Non-Dissenting Stockholders shall not be entitled to any portion of the Merger Consideration otherwise payable with respect to any Dissenting Shares.

(b)           Subject to Section 1.5(b) and 1.5(c), if any holder of Dissenting Shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the date on which such holder withdraws or loses such right, such holder’s shares of Company Capital Stock shall automatically be converted into and shall represent only the right to receive the applicable Merger Consideration in accordance with Section 1.5(a), without interest thereon, upon surrender of the applicable Company Capital Stock certificate.

1.12        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth and subject to such exceptions as disclosed in the Disclosure Schedule that qualify (i) the correspondingly numbered representation and warranty below or (ii) any other representation and warranty set forth below to which the disclosed exception is reasonably apparent, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1          Subsidiaries; Due Organization; Etc.

(a)           The Company has no Subsidiaries.  The Company does not own any capital stock of, or any equity interest of any nature in, any other Entity.  None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  None of the Acquired Corporations has at any time been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)           The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full corporate power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Except for such jurisdictions in which the failure to be so qualified would not have a Company Material Adverse Effect, the Company is not, nor has it been, required to be, qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.  The Company is in good standing as foreign corporations in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

(d)           Except as set forth in Part 2.1(d) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Chaparral Network Storage.”

(e)           The merger of South Seas Corporation with and into the Company (the “Short-Form Merger”) became effective on February 5, 2004 under the DGCL, and was effected in all respects in compliance with the DGCL.  The Short-Form Merger did not contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws or other charter or organizational documents of the Company or South Seas Corporation or contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which South Seas Corporation was a party or by which its assets were bound.  In connection with the Short-Form Merger, the Company became liable for all South Seas Corporation’s liabilities, whether created by Contract or Legal Requirements, and contingent or otherwise.

2.2          Certificate of Incorporation and Bylaws; Records.  The Company has delivered to Parent accurate and complete copies of: (a) the Company’s certificate of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.  The books of account and stock records of the Company are accurate, up-to-date and complete in all material respects, and the minute books of the Company are up to date and accurately and completely reflect all actions taken by the board of directors and stockholders of the Company since inception, and each of the foregoing have been maintained in accordance with prudent business practices.

2.3          Capitalization, Etc.

(a)           The authorized capital stock of the Company as of immediately prior to the Effective Time (giving effect to all conversions that occur immediately prior to the Effective

Time) consists of:  (i) 210,000,000 shares of Company Common Stock, of which 18,912,381 shares have been issued and are outstanding; and (ii) 213,880,400 shares of Company Preferred Stock, (A) 18,600,000 shares of which have been designated as Series A Preferred Stock, of which 18,599,372 shares have been issued and are outstanding; (B) 18,600,000 shares of which have been designated as Series AX Preferred Stock, of which no shares have been issued or are outstanding; (C) 5,540,200 shares of which have been designated as Series B Preferred Stock, of which 5,540,200 shares have been issued and are outstanding; (D) 5,540,200 shares of which have been designated as Series BX Preferred Stock, of which no shares have been issued or are outstanding; (E) 5,000,000 shares of which have been designated as Series C Preferred Stock, of which 3,863,636 shares have been issued and are outstanding; (F) 5,000,000 shares of which have been designated as Series CX Preferred Stock, of which 1,136,364 shares have been issued and are outstanding; (G) 6,300,000 shares of which have been designated as Series D Preferred Stock, which shares of Series D Preferred Stock are further designated into subseries as follows:  (a) 1,171,000 shares of which are designated as Series D-1 Preferred Stock, of which 1,016,510 shares have been issued and are outstanding; (b) 1,274,000 shares of which are designated as Series D-2 Preferred Stock, of which 1,035,281 shares have been issued and are outstanding; (c) 1,841,000 shares of which are designated as Series D-3 Preferred Stock, of which 1,547,539 shares have been issued and are outstanding; (d) 176,000 shares of which are designated as Series D-4 Preferred Stock, of which 167,192 shares have been issued and are outstanding; (e) 404,000 shares of which are designated as Series D-5 Preferred Stock, of which 400,716 shares have been issued and are outstanding; (f) 1,434,000 shares of which are designated as Series D-6 Preferred Stock, of which 917,236 shares have been issued and are outstanding; (H) 6,300,000 shares of which have been designated as Series DX Preferred Stock, which shares of Series DX Preferred Stock are further designated into subseries as follows:  (a) 1,171,000 shares of which are designated as Series D-1X Preferred Stock, of which 150,805 shares have been issued and are outstanding; (b) 1,274,000 shares of which are designated as Series D-2X Preferred Stock, of which 25,746 shares have been issued and are outstanding; (c) 1,841,000 shares of which are designated as Series D-3X Preferred Stock, of which no shares have been issued or are outstanding; (d) 176,000 shares of which are designated as Series D-4X Preferred Stock, of which no shares have been issued or are outstanding; (e) 404,000 shares of which are designated as Series D-5X Preferred Stock, of which no shares have been issued or are outstanding; (f) 1,434,000 shares of which are designated as Series D-6X Preferred Stock, of which 500,000 shares have been issued and are outstanding; (I) 6,500,000 shares of which have been designated as Series E Preferred Stock, of which 2,539,667 shares have been issued and are outstanding; (J) 6,500,000 shares of which have been designated as Series EX Preferred Stock, of which 1,444,923 shares have been issued and are outstanding; and (K) 130,000,000 shares of which have been designated as Series F Preferred Stock, of which 63,043,491 shares have been issued and are outstanding.  Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any

Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock.  The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities. Part 2.3(a)(iii) of the Disclosure Schedule provides an accurate summary of the terms of each repurchase option which is held by the Company and to which any of the shares of Company Capital Stock is subject.

(b)           Immediately prior to the Effective Time (giving effect to all terminations that occur immediately prior to the Effective Time), 10,909,020 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s Second Amended and Restated 2000 Stock Incentive Plan. Part 2.3(b) of the Disclosure Schedule sets forth the name of the holder, the vesting schedule, the exercise price, the expiration date, the shares underlying and the tax status (i.e., incentive stock option or non-qualified stock option) of each outstanding Company Option. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c)           Except as set forth in Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(d)           Except as set forth in Part 2.3(d) of the Disclosure Schedule, all outstanding shares of capital stock, options, warrants and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws, and (ii) all requirements set forth in applicable Contracts.

(e)           Except as set forth in Part 2.3(e) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of the Company.  All securities so reacquired by the Company were reacquired in compliance with (i) all applicable federal and state securities laws, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(f)            Immediately prior to the effective time of the Short-Form Merger, the Company owned 100% of all the equity interests in South Seas Corporation and no non-equity securities of South Seas Corporation were outstanding, and no other Person had or currently has any basis to assert a claim to the effect that such Person was or is entitled to acquire or receive any shares of capital stock or other securities of South Seas Corporation.

2.4          Financial Statements; Financial Controls.

(a)           The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company as of March 31, 2003, 2002 and 2001, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the reports of KPMG LLP relating thereto; and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2003 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of income of the Company for the nine months then ended.

(b)           The Company Financial Statements fairly present the financial condition of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as indicated in the notes thereto and that the financial statements referred to in Section 2.4(a)(ii) do not contain notes and are subject to year-end adjustments).

(c)           Part 2.4(c) of the Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all Securitization Transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by the Company.

(d)           The Company maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the assets of the Company is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and procedures are implemented to effect the collection thereof on a current and timely basis.

2.5          Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule, since March 31, 2003: (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance); (c) the Company has not received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Acquired Corporations has made any capital expenditure that individually exceeds $50,000 or, when added to all other capital expenditures made on behalf of the Acquired Corporations since March 31, 2003, exceeds $100,000 in the aggregate; (e) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (f) the Company has not entered into any material transaction or taken any other material action outside the Ordinary Course of Business or inconsistent with past practices; (g) the Company has not taken any of the following actions:

(i)            declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(ii)           amended or permitted the adoption of any amendment to its certificate of incorporation (other than the Certificate Amendment) or bylaws or other charter or organizational documents, or effected or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)         acquired, leased or licensed any right or other asset from any other Person, or sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Company in the Ordinary Course of Business and consistent with past practices, and (B) licenses granted by the Company in the Ordinary Course of Business and without significant deviation from the terms set forth in the Company’s standard form end user license agreement referred to in Section 2.9(b)), or waived or relinquished any material right;

(iv)          lent money to any Person (other than routine travel advances to directors and employees in the Ordinary Course of Business), or incurred or guaranteed any indebtedness for borrowed money (other than routine borrowings in the Ordinary Course of Business);

(v)            except as required by Section 5.9, established, adopted or amended any employee benefit plan, paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than (A) routine, reasonable salary increases in connection with the Company’s customary employee review process, and (B) customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans identified in Part 2.15(h) of the Disclosure Schedule);

(vi)          changed any of its pricing or discounting policies or practices, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(vii)         made any Tax election; or

(viii)        commenced or settled any Legal Proceeding; and

(h) the Company has not agreed or committed to take any of the actions referred to in clauses “(d)” through “(g)” above.

2.6          Title to Assets.  The Company owns, and with respect to real property has good and marketable title to, all assets purported to be owned by the Company, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Unaudited Interim Balance Sheet); and (b) all other material assets reflected in the books and records of the Company as being owned by the Company.  All of said assets are owned by the Company free and clear of any Encumbrances except for liens described in Part 2.6 of the Disclosure Schedule.  Notwithstanding anything to the contrary contained above, this Section 2.6 does not relate to any of the assets identified in Section 2.9.

2.7          Bank Accounts; Receivables; Customers.

(a)           Part 2.7(a) of the Disclosure Schedule identifies each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)           Except as listed in Part 2.7(b) of the Disclosure Schedule or reserved for in the Unaudited Interim Balance Sheet, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2003 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and, to the Knowledge of the Company, will be collectable in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $300,000 in the aggregate).

(c)           Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by the Company to any employee, director, consultant or independent contractor, other than routine travel advances made in the Ordinary Course of Business.

(d)           The Company has not received any written notice or, to its Knowledge, other communication (in writing or otherwise) or other information, indicating that any customer or development partner may cease all dealings with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

2.8          Equipment; Leasehold.  All material items of equipment and other material tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.  The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9          Intellectual Property.

(a)           Part 2.9(a) of the Disclosure Schedule accurately identifies:

(i)            in Part 2.9(a)(i) of the Disclosure Schedule, each type of proprietary product or service developed for commercialization, manufactured, marketed or sold by any of the Acquired Corporations at any time and any product or service currently under development for commercialization by the Company;

(ii)           in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii)           in Part 2.9(a)(iii) of the Disclosure Schedule, the Contract or Contracts pursuant to which all Intellectual Property Rights or Intellectual Property is licensed to the Company (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any product developed, marketed or sold by the Company, or used by the Company in the development, manufacturing, provision or distribution of, any product or service, and (3) is generally available on standard terms for less than $5,000); and

(iv)          in Part 2.9(a)(iv) of the Disclosure Schedule, each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently or in the future exercisable) or interest in, any Company IP.

(b)           The Company has delivered to Parent or its legal counsel a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations at any time, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms, (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vii) confidentiality or nondisclosure agreement.

(c)           The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)            all documents and instruments necessary to perfect the rights of the Company in the Company IP that is owned by the Company and is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)           except as set forth in Part 2.9(c)(ii) of the Disclosure Schedule, each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who, as such an employee or independent contractor, is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment or exclusive license of Intellectual Property Rights to the Acquired Corporations for which such Person is or was an employee or independent contractor and confidentiality provisions related to the Company IP;

(iii)         no Company Employee has any claim, right (whether or not currently or in the future exercisable) or interest to or in any Company IP;

(iv)          to the Knowledge of the Company, no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)            no funding, facilities or government officers or employees of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP that is owned by the Company;

(vi)          the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights, if any, in all source code for Company Software and all other proprietary information held by the Company, or purported to be held by the Company, as a trade secret, and Part 2.9(c)(vi) of the Disclosure Schedule sets forth the Company’s form agreements whereby the Company implements protection procedures to maintain such confidentiality and protect and enforce such rights;

(vii)         none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person; and

(viii)        the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

(d)           To the Knowledge of the Company, all Company IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)            To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii)           each item of Company IP that is Registered IP is and at all times has been in compliance with all applicable Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Company IP in full force and effect have been made by the applicable deadline;

(iii)         Part 2.9(d)(iii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company IP that is owned by the Company and that is Registered IP in full force and effect;

(iv)          the Company has delivered to Parent or its legal counsel complete and accurate copies of all applications and correspondence with the applicable Governmental Body related to each item of Company IP that is owned by the Company and that is Registered IP;

(v)            no interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(vi)          to the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(e)           Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated herein, will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)            To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.  Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has delivered to Parent or its legal counsel a complete and accurate copy of) each material letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)           Except as set forth on Part 2.9(g) of the Disclosure Schedule, to the Knowledge of the Company, none of the Acquired Corporations has ever infringed (directly,

contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.  Without limiting the generality of the foregoing:

(i)            to the Knowledge of the Company, no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)           no infringement, misappropriation or similar claim or proceeding is pending or, to the Knowledge of the Company, has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Proceeding;

(iii)         none of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by any of the Acquired Corporations of any Intellectual Property Right of another Person;

(iv)          the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the Company IP Contracts described in Section 2.9(a)(iii) and 2.9(a)(iv));

(v)            with the exception of the Contract or Contracts scheduled in Part 2.9(g)(v) of the Disclosure Schedule, the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi)          to the Knowledge of the Company, no claim or proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company.

(h)           To the Knowledge of the Company, none of the Company Software: (i) contains any bug, defect or error (including any material bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software.  The Company has provided to

Parent a complete and accurate list of all known open “severity one” bugs, defects and errors in each version and component of the Company Software.

(i)            None of the Company Software that is owned by the Company and, to the Knowledge of the Company, none of the Company Software that is not owned by the Company, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j)            None of the Company Software that is owned by the Company and, to the Knowledge of the Company, none of the Company Software that is not owned by the Company, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(k)           Except as set forth on Part 2.9(k) of the Disclosure Schedule, no source code for any Company Software that is owned by the Company has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software that is owned by the Company to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  No event has occurred, and , to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software that is owned by the Company to any other Person who is not, as of the date of this Agreement, an employee of the Company.

2.10        Contracts.

(a)           Part 2.10 of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract.”  For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)            any Company Contract (A) governing the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director in excess of $25,000, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

(ii)           any Company Contract of the type required to be identified in Part 2.9 of the Disclosure Schedule (except for any Contract pursuant to which (A) any Intellectual Property or Intellectual Property Right is licensed to the Company under any third party “shrink-wrap” or “click through” software license generally available to the public, or (B) any Intellectual Property or Intellectual Property Right is licensed by the Company to any Person on a non-exclusive basis);

(iii)         any Company Contract containing any source code escrow release, source code custody or similar provision;

(iv)          any Company Contract that provides for indemnification of any officer, director, employee or agent of the Company;

(v)            any Company Contract imposing any material restriction on the right of the Company (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact the Company’s business;

(vi)          any Company Contract creating or providing for any sales agency relationship, distribution arrangement or franchise relationship;

(vii)         any Company Contract (other than Contracts evidencing Company Options) (A) containing any restrictions on voting of the Company’s equity securities, granting any registration rights to Company equity securities or that restrict the sale or transfer of any of the Company’s equity securities which will survive the closing of the transactions contemplated by this Agreement, (B) providing any Person with any preemptive right, right of participation or right of maintenance with respect to any of the Company’s equity securities which will survive the closing of the transactions contemplated by this Agreement, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any of the Company’s equity securities which will survive the closing of the transactions contemplated by this Agreement;

(viii)        any Company Contract creating any material Encumbrance with respect to any material asset of the Company other than Contracts entered into in the Ordinary Course of Business;

(ix)          any Company Contract creating any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity, except for Contracts substantially similar to the standard forms of end-user licenses previously delivered by the Company to Parent or its legal counsel;

(x)           any currency hedging Company Contract;

(xi)          any Company Contract creating any partnership or joint venture which includes the sharing of revenues, profits, losses, costs or liabilities;

(xii)         any Company Contract other than Contracts entered into in the Ordinary Course of Business (A) imposing any confidentiality obligation on the Company, (B) containing a Standstill Provision, or (C) providing any right of first negotiation or right of first refusal to any Person for any of the Company’s assets or securities;

(xiii)       each Company Contract providing for the purchase or sale of any material product or other material asset by or to, or the performance of any significant services by or for, any Related Party (as defined in Section 2.18);

(xiv)        any Company Contract that has a term of more than one year (taking into account any evergreen clause contained in such Company Contract) and that can not be terminated by the Company (without significant penalty) within 90 days after the delivery of a termination notice by the Company;

(xv)          any Company Contract entered into outside the Ordinary Course of Business that requires the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or requires the performance of services having a value in excess of $50,000 in the aggregate; and

(xvi)        any other Company Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has delivered to Parent or its legal counsel an accurate and complete copy of each Company Contract that constitutes a Material Contract.

(b)           Except as set forth in Part 2.10(b) of the Disclosure Schedule and except for Contracts that have otherwise terminated, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           Except as set forth in Part 2.10(c) of the Disclosure Schedule:  (i) the Company has not committed any material violation, breach or default under, any Material Contract, and, to the Knowledge of the Company, no other Person has committed any material violation, breach or default under, any Material Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists as of the date of this Agreement, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract involving more than $25,000 in value, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate or materially modify any Material Contract; (iii) the Company has not received any written notice or other communication (in writing) regarding any material violation or breach of, or material default under, any Material Contract; and (iv) the Company has not waived any of its material rights under any Material Contract.

(d)           The Company Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company to conduct its business in the manner in which such business is being conducted on the date of this Agreement.

2.11        Liabilities.  The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets, intellectual property or financial condition of the Company and its Subsidiaries taken as a whole except for:  (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Company since December 31, 2003 in the Ordinary Course of Business and consistent with past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be reasonably ascertained by reference to the text of such Company Contracts; (d) liabilities described in Part 2.11 of the Disclosure Schedule; and (e) such other liabilities which in the aggregate do not exceed $50,000.

2.12        Compliance with Legal Requirements; Governmental Authorizations.

(a)           The Company is in compliance in all material respects with all Legal Requirements that are applicable to the Company and the conduct of its business.  Except as set forth in Part 2.12(a) of the Disclosure Schedule, none of the Acquired Corporations has received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)           Part 2.12(b) of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent or its legal counsel accurate and complete copies of all such Governmental Authorizations.  The Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently conducted.  The Company is in substantial compliance with the terms and requirements of the Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule.  None of the Acquired Corporations has received any notice in writing from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.  No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, license, offer or sell any of its products or services.

2.13        Certain Business Practices.  Neither any of the Acquired Corporations nor any of their directors or officers or, to the Knowledge of the Company, any of their other agents or employees, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.14        Tax Matters.

(a)           Except as set forth in Part 2.14(a) of the Disclosure Schedule: (i) each Federal, State of Colorado and other material Tax Return required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); (ii) each Acquired Corporation Return has been, or will be when filed, prepared in all material respects in compliance with all material applicable Legal Requirements; and (iii) all amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been paid when due.  The Company has delivered to Parent accurate and complete copies of all Acquired Corporation Returns that have been requested by Parent.

(b)           The Company Financial Statements reflect an adequate reserve for Taxes with respect to all periods through the dates thereof in accordance with GAAP.  The Company has established, in the Ordinary Course of Business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from March 31, 2003 through the Closing Date.

(c)           No Acquired Corporation Return is currently the subject of a formal audit by any Governmental Body.  Except as set forth in Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d)           Except as set forth in Part 2.14(d) of the Disclosure Schedule: (i) to the Knowledge of the Company, no claim or Legal Proceeding is pending or has been threatened against or with respect to any Acquired Corporation in respect of any Tax; and (ii) the Acquired Corporations will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws), or as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.  There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet).  There are no liens for Taxes upon any of the assets of the Acquired Corporations except liens for current Taxes not yet due and payable.  None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).  None of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)           Except as set forth in Part 2.14(e) of the Disclosure Schedule: (i) there is no agreement between any of the Acquired Corporations and any Acquired Corporation Employee, which agreement will, or could reasonably be expected to, give rise directly or indirectly receive payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code and (ii) none of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(f)            The Acquired Corporations have collected or withheld all amounts required to be collected or withheld by them for income, social security, unemployment, excise, or any other similar Taxes, and all such amounts have been paid to the appropriate Governmental Body or reflected on the Company Financial Statements.

(g)           To the Knowledge of the Company, no claim has ever been made by any Governmental Body in a jurisdiction where any of the Acquired Corporations does not file a Tax Return that any of the Acquired Corporations is or may be subject to Taxes assessed by such jurisdiction.

2.15        Employee and Labor Matters; Benefit Plans.

(a)           Part 2.15(a) of the Disclosure Schedule sets forth the name of each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status) and such employee’s title and compensation.

(b)           Part 2.15(b) of the Disclosure Schedule sets forth each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) life insurance, disability payments, COBRA coverage, severance or retention payments, or who is entitled to exercise stock options from the Company (excluding any consideration received as a result of the transactions contemplated by this Agreement) relating to such former employee’s employment with any of the Acquired Corporations; Part 2.15(b) of the Disclosure Schedule identifies such benefits.

(c)           Except for those individuals covered by Company Employee Agreements, the Company’s employees are employed at will.  The Company has delivered to Parent or its legal counsel accurate and complete copies of all such Employment Agreements and all employee manuals and handbooks, disclosure materials, policy statements and other similar materials relating to the employment of the current employees of the Company.

(d)           Part 2.15(d) of the Disclosure Schedule sets forth the name, compensation and service description of each independent contractor of the Company.  None of the Company’s independent contractors could reasonably be expected to be classified as employees by applicable legal authorities.  None of the Company’s independent contractors have provided services to any of the Acquired Corporations or any Acquired Corporation ERISA Affiliate for a period of six consecutive months or longer in their capacity as an independent contractor

(e)           Except as set forth in Part 2.15(e) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any union contract or collective bargaining agreement.

(f)            The Company is not, and has never been, engaged in any unfair labor practice of any nature.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity directed toward the Company or any of its employees (in their capacities as employees of the Company).  There is not now pending, and to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity.  No event has occurred, and no condition or circumstance exists, that to the Company’s Knowledge could reasonably be expected to give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints.

(g)           Part 2.15(g) of the Disclosure Schedule sets forth a list, as of the date hereof, of each Company Employee Plan and each Company Employee Agreement.  Except as disclosed on Part 2.15(g) of the Disclosure Schedule, the Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements.

(h)           The Company has delivered to Parent copies of:  (i) all documents setting forth the current terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents currently in effect; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Acquired Corporation Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, prepared with respect to each Company Employee Plan; (v) all current material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials currently provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company ERISA Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan received since January 1, 2001; (viii) all current COBRA forms and related notices; (ix) all insurance policies currently in effect in the possession of the Company or any Company ERISA Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code, if any.

(i)            The Company and the Company ERISA Affiliates have performed all material obligations required to be performed by them under each Company Employee Plan and are not in default or violation of the terms of any Company Employee Plan.  Each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Acquired Corporation Employee Plan during the past six years.  There are no claims or Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.  Neither the Company nor any Company ERISA Affiliate has incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code within the past six years.  The Company and the Company ERISA Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(j)            Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any:  (i) Company Pension Plan subject to Title IV of ERISA; or (ii) ”multiemployer plan” within the meaning of Section (3)(37) of ERISA.  Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company ERISA Affiliate is or was held as a plan asset.

The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(k)           No Company Employee Plan provides (except at no cost to the Company or any Company ERISA Affiliate), or reflects or represents any liability of the Company or any Company ERISA Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to the Company or any Company ERISA Affiliate, neither the Company nor any Company ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Acquired Corporation Employee (either individually or to Acquired Corporation Employees as a group) or any other Person that such Acquired Corporation Employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(l)            Except as set forth in Part 2.15(l) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(m)          Except as set forth in Part 2.15(m) of the Disclosure Schedule, the Company and the Company ERISA Affiliates:  (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Acquired Corporation Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Acquired Corporation Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Acquired Corporation Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any Company ERISA Affiliate under any worker’s compensation policy or long-term disability policy.

2.16        Environmental Matters.  The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof.  None of the Acquired Corporations has received any notice or other written communication, whether from a Governmental Body, citizens group or other third party, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the material compliance by the Company with any Environmental Law in the future.  To the Knowledge of the Company, (a) all property that is leased to or otherwise operated by the Company is free of any material environmental contamination of any nature, (b) none of the property leased to or otherwise operated by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells that are not in compliance with applicable Environmental Law, and (c) none of the property leased to or otherwise operated by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of.  To the Knowledge of the Company, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.17        Insurance.  Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims (including any workers’ compensation claims) made thereunder.  The Company has delivered to Parent or its legal counsel accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule.  Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect.  The Company has not received any notice in writing regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18        Related Party Transactions.  Except as set forth in Part 2.18 of the Disclosure Schedule:  (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise necessary for the operation of the business of the Company in which the amount involved exceeds $60,000; (b) no Related Party that will become an executive officer or director of Parent upon the Closing or will remain an executive officer or director of the Surviving Corporation following Closing is indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, material transaction or material business dealing involving any of the Acquired Corporations in which the amount involved exceeds $60,000; (d) no Related Party is competing directly or indirectly, with the

Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee or director of the Company).  (For purposes of the Section 2.18 each of the following shall be deemed to be a “Related Party”:  (i) each individual who is currently an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause ”(i)” above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses ”(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, more than 5% of the voting, proprietary or equity interests.)

2.19        Legal Proceedings; Orders.

(a)           Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding:  (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  To the Knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           Except as set forth in Part 2.19(b) of the Disclosure Schedule, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject.  To the Knowledge of the Company, no officer or key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.20        Authority; Binding Nature of Agreement.  The Company has the requisite right, corporate power and authority to enter into and, subject the approvals set forth in Section 2.22, to perform its obligations under this Agreement.  The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, and (c) unanimously recommended the approval of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21        Non-Contravention; Consents.  Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will:

(a)           contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation (as amended and restated pursuant to Section 1.8), or bylaws of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or any Governmental Authorization that is held by the Company that relates to the business of the Company or to any of the material assets owned by the Company;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract involving over $50,000 in any instance, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract, (iii) accelerate the maturity or performance of any such Material Contract, or (iv) cancel, terminate or modify any term of any such Material Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company; or

(f)            result in the disclosure or delivery to any escrowholder or other Person of any Company Source Code, or the transfer of any material asset of the Company to any Person.

Except as may be required by the DGCL and except as set forth in Part 2.21 of the Disclosure Schedule, the Company neither was, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement or any of the other transactions contemplated by this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22        Vote Required.  Part 2.22 of the Disclosure Schedule sets forth the various stockholder approvals that the Company must obtain to approve the Merger and the other transactions contemplated by this Agreement, including the Certificate Amendment.  The stockholder vote required to adopt this Agreement and approve the Merger is referred to herein as the “Required Company Stockholder Vote” and the stockholder vote required to approve the Certificate Amendment is referred to herein as the “Required Amendment Stockholder Vote.”  The Company has obtained the Required Amendment Stockholder Vote and will obtain the Required Company Stockholder Vote.

2.23        Financial Advisor.  Other than the fees payable to Needham & Company, Inc. (“Needham”) pursuant to that certain letter agreement between Needham and the Company,

dated December 18, 2003, an accurate and complete copy of which has been delivered to the Company or its legal counsel, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.24        Retention Policy.  Attached hereto as Exhibit D is a true and complete copy of the Retention Policy (the “Retention Policy”).

2.25        Full Disclosure.  This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or statement that (in light of the circumstances in which such representation, warranty or statement is made) is false or misleading with respect to any material fact, or (ii) to the Knowledge of the Company, omit to state any material fact necessary in order to make the representations, warranties and statements contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and statements were made) not false or misleading.

2.26        Merger Consideration.  The total cash consideration to be paid (net of the aggregate applicable Company Option Exercise Prices) to (i) the stockholders of the Company, (ii) the holders of Company Warrants (other than the Xyratex Warrant) and (iii) the holders of Company Options, as calculated pursuant to Section 1.5(a) and without giving effect to any consideration that may be paid with respect to any Dissenting Shares other than the Merger Consideration, does not exceed the Total Transaction Value, minus the Company Transaction Expense Amount, plus the Additional Unvested Option Amount.

2.27        Hart-Scott-Rodino Compliance.  As of the Closing, the Company’s total assets, as determined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations promulgated thereunder (collectively, the “HSR Act”), do not equal or exceed $10,000,000.  As of the Closing, no Person whose total assets, as determined under the HSR Act, equal or exceed $10,000,000: (a) holds 50% or more of the outstanding voting securities of the Company; or (b) has the contractual power to designate 50% or more of the directors of the Company.  The Company outsources all of its manufacturing as of the Closing and did so as of its most recently completed fiscal year.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1          Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors.  The boards of directors of Parent and Merger Sub have (a) unanimously determined that the Merger is advisable and fair and in the best interests of Parent and Merger Sub and their stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by parent and Merger Sub, as the case may be, and unanimously approved the Merger and (c) unanimously recommended the approval of this Agreement by the holders of Merger Sub capital stock and directed that this Agreement be submitted for consideration by merger Sub’s stockholders.  No stockholder approval is required for Parent.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2          Due Organization; Etc.  Parent and Merger Sub are Delaware corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent and Merger Sub have full corporate power and authority:  (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

3.3          Financing.  Parent has sufficient funds or adequate financing to consummate the Merger as contemplated in this Agreement.

SECTION 4.  COVENANTS OF THE PARTIES

4.1          Reportable Transactions.  Each of the parties represents that it is not subject to any agreement or arrangement that imposes any restriction on the disclosure of the tax treatment or tax structure of the transaction contemplated by this Agreement for the benefit of any advisor to such party or for the benefit of any similar person.

4.2          Employee Benefits.  Parent agrees that all employees of the Company who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (the “Continuing Employees”) shall, subject to any necessary transition period and the terms thereof, be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent, and each Continuing Employee shall receive credit under such plans for purposes of eligibility to participate under such plans for years of service with the Company prior to the Effective Time.  Nothing in this Section 4.2 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment.

4.3          Indemnification of Officers and Directors.

(a)           All rights to indemnification for acts or omissions occurring at or prior to the Effective Time in favor of the current directors and officers of the Company as provided in the Company’s certificate of incorporation and bylaws immediately prior to the Effective Time or the indemnification agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years following the Effective Time.

(b)           For a period of six years after the Effective Time, Parent shall maintain in effect, for events that shall have occurred at or prior to the Effective Time, the existing level and scope of directors’ and officers’ liability insurance covering those directors and officers of the Company who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of $80,000; and provided, further, that if the annual premiums payable for such insurance coverage exceed $80,000, Parent shall maintain the maximum amount of coverage available for $80,000 and shall provide notice to such former directors and officers of the reduced coverage.

4.4          Dissenters’ Rights Notice and Other Stockholder Notices.  Following the Effective Time, the Surviving Corporation shall provide (i) the notice required by Section 262(d)(2) of the DGCL to the requisite former Company stockholders and on or before the time required under Section 262(d)(2) of the DGCL and (ii) promptly the notices required by Section 228(e) of the DGCL to the former Company stockholders for each of the applicable stockholder approvals completed prior to the Effective Time including the approval of the Merger, the approval of the Certificate Amendment and the other approvals contemplated by Section 2.22 hereof.

4.5          Letter of Transmittal.  Parent shall cause the Exchange Agent to deliver a Letter of Transmittal to the holders of Company Capital Stock certificates as soon as reasonably practicable following the Effective Time, and in any event no later than the delivery of the dissenters’ rights notice described in Section 4.4.

SECTION 5.  PARENT AND MERGER SUB TRANSACTION CONDITIONS

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing (except as specified in Section 5.2), of each of the following conditions:

5.1          Accuracy of Representations.  Each of the representations and warranties set forth in Section 2 of this Agreement shall be accurate in all respects as of the date of this Agreement (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all respects as of such specified date); provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 5.1, all “Material Adverse Effect” and other materiality qualifications and all “Knowledge” qualifications contained in such representations and warranties shall be disregarded; and (ii) the condition set forth in this Section 5.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate, considered collectively, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

5.2          Stockholder Approval.  The Certificate Amendment shall have been duly approved by the Required Amendment Stockholder Vote and, immediately following the execution of this Agreement by the parties hereto, the Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Company Stockholder Vote.  All of the stockholders identified on Schedule 5.2, in their capacity as stockholders of the Company, shall have executed and delivered to the Company written consents reasonably satisfactory to Parent, (a) immediately following the execution of this Agreement by the parties hereto, approving the Merger and adopting this Agreement, and (b) prior to the Closing Date, approving the Certificate Amendment (each, a “Written Consent”), which Written Consents shall remain in full force and effect.

5.3          Consents.  The Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement that are identified on Schedule 5.3 shall have been obtained and shall be in full force and effect.

5.4          No Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

5.5          Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           the Escrow Agreement, executed by Parent, the Stockholders’ Representative and the Escrow Agent;

(b)           a Release in the form of Exhibit E, executed by each officer and director;

(c)           agreements, satisfactory in form and substance to Parent, terminating the agreements identified on Schedule 5.5(c);

(d)           the Company shall have delivered (i) to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, and (ii) to the IRS the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations;

(e)           a legal opinion of Holme Roberts & Owen LLP, counsel to the Company, dated as of the Closing Date, in the form of Exhibit F;

(f)            a certificate (the “Company Certificate”), executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, attaching a spreadsheet (i) identifying all the Company’s Transaction Expenses, (ii) identifying, from the Company’s Transaction Expenses, the Company Transaction Expense Amount including each party owed any portion of the Company Transaction Expense Amount and the amount of the Company Transaction Expense Amount owed to each such party, (iii) identifying each Person who is a stockholder of the Company, holder of Company Warrants (other than the Xyratex Warrant) or holder of Company Options immediately prior to the Closing and (iv) setting forth (A) the Merger Consideration that each such stockholder, warrantholder or optionholder is entitled to receive pursuant to Section 1.5(a), and (B) the portion of such Merger Consideration (if any) to be contributed to the Escrow Fund on behalf of each such stockholder, warrantholder or optionholder pursuant to Section 1.5(b), and containing the representation and warranty of the Company that the information contained in such spreadsheet is accurate in all such respects;

(g)           a certificate, executed on behalf of the Company by an officer of the Company, containing the representation and warranty of the Company that (i) each of the representations and warranties set forth in Section 2 of this Agreement is accurate in all respects as of the date of this Agreement (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all respects as of such specified date); provided, however, that: (A) in determining the accuracy of such representations and warranties for purposes of such certificate, all “Material Adverse Effect” and other materiality qualifications and all “Knowledge” qualifications contained in such representations and warranties shall be disregarded; and (B) such certificate shall be deemed accurate notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate, considered collectively, have not had and would not reasonably be expected to have or result in a Material Adverse Effect, and (ii) the conditions set forth in Sections 5.4, 5.10 and 5.11 have been duly satisfied;

(h)           written resignations of all officers and directors of the Company, effective as of the Effective Time;

(i)            an Exchange Agent Agreement, executed by Parent, the Company and the Exchange Agent; and

(j)            a secretary’s certificate covering (i) incumbency of the Company’s officers who execute this Agreement and any other agreement or certificate delivered by the Company in connection with the transactions contemplated hereby, (ii) the Company’s organizational documents, (iii) all minutes of the meetings (including any actions taken by written consent) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company relating to the Merger and (iv) an absence of Company actions to liquidate the Company, dissolve the Company or initiate bankruptcy proceedings with respect to the Company.

5.6          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

5.7          No Legal Proceedings.

(a)           No Governmental Body shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or seeking the recovery of a material amount of damages in connection with the Merger; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; (c) that involves the Company or any of the material assets owned or used by the Company, or that involves any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law, and, in each case, seeking the recovery of a material amount of damages; (d) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (e) seeking to compel the Company, Parent or any Subsidiary of Parent or the Surviving Corporation to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

(b)           No Person (other than any Person set forth on Schedule 5.7(b)), other than a Governmental Body shall have commenced or threatened to commence any Legal Proceeding of the type described in Section 5.7(a) which shall have a reasonable likelihood of success on the merits.

5.8          Employees.  None of the individuals identified in Schedule 5.8 shall have (a) ceased to be employed by, or expressed an intention to terminate employment with, the Company, or (b) expressed an intention to decline to accept employment with Parent or the Surviving Corporation.

5.9          Employee Plans.  The Company shall have amended its Second Amended and Restated 2000 Stock Incentive Plan to make certain changes satisfactory to Parent, and the Company shall have provided Parent with evidence satisfactory to Parent as to the termination of the Second Amended and Restated 2000 Stock Incentive Plan.

5.10        Options.  Unvested Company Options exercisable for no more than 1,810,000 shares of Company Common Stock shall be outstanding immediately prior to the Effective Time, and the Company shall have provided Parent with evidence satisfactory to Parent of the satisfaction of this condition.

5.11        Warrants.  Company Warrants exercisable for no more than 100,000 shares of Company Common Stock (giving effect to such Company Warrants on an as converted to Company Common Stock basis) (together with the Xyratex Warrant) shall be outstanding immediately prior to the Effective Time, and the Company shall have provided Parent with evidence satisfactory to Parent of the satisfaction of this condition.

5.12        Amendment and Restatement of Certificate of Incorporation.  The Amended and Restated Certificate of Incorporation of the Company shall have been amended and restated to conform to Exhibit C, and shall become effective immediately prior to the Effective Time.

5.13        Fair Market Value Determination.  The board of directors of the Company shall have determined, by a written action satisfactory to Parent, (i) that the per share fair market value of the Company Common Stock at the time of the transactions contemplated by this Agreement is $0.083731257 per share, and (ii) that the per share fair market value of the Series F

Preferred Stock at the time of the transactions contemplated by this Agreement is $0.586896399 per share.

5.14        Employee Notes.  All notes or other evidences of Indebtedness owed by any of the Company’s employees or affiliates to the Company shall have been repaid or otherwise satisfied in full on terms satisfactory to Parent.

5.15        Side Letter.  The parties to this Agreement shall have executed a side letter agreement regarding the Company’s former counsel.

SECTION 6.  COMPANY TRANSACTION CONDITIONS

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing (except as specified in Section 6.5), of the following conditions:

6.1          Accuracy of Representations.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate in all respects as of the date of this Agreement (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all respects as of such specified date); provided, however, that (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1, all “Material Adverse Effect” and other materiality qualifications and all “Knowledge” qualifications contained in such representations and warranties shall be disregarded, and (ii) the condition set forth in this Section 6.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate, considered collectively, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

6.2          Ancillary Agreements.  The Company shall have received the Escrow Agreement, executed by Parent and the Escrow Agent, and an Exchange Agent Agreement executed by Parent, Company and the Exchange Agent.

6.3          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.4          No Legal Proceedings.  No Governmental Body shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or seeking the recovery of a material amount of damages in connection with the Merger; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

6.5          Exchange Agent Funds.  The Company shall have received, as soon as practicable after the Company has received written stockholder consents reasonably satisfactory to Parent approving the Merger and adopting this Agreement as specified in Section 5.2, evidence reasonably satisfactory to the Company that Parent has delivered to the Exchange Agent the amounts required by Section 1.10(b).

6.6          Secretary’s Certificate.  The Company shall have received a secretary’s certificate covering (i) incumbency of Parent’s officers who execute this Agreement and any other agreement or certificate delivered by Parent in connection with the transactions contemplated hereby and (ii) all resolutions of the board of directors of Parent relating to the Merger.

SECTION 7.  INDEMNIFICATION, ETC.

7.1          Survival of Representations, Etc.

(a)           The representations, warranties, covenants and obligations made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth or incorporated directly or indirectly in the certificates referred to in Section 5) shall survive the Closing.  All of the representations and warranties of the Company set forth in this Agreement (except with respect to the representations and warranties set forth in Section 2.3) and all covenants of the Company in this Agreement shall expire on the date that is 14 months after the Closing Date, and the representations and warranties of the Company set forth in Section 2.3 shall expire on the date that is 36 months after the Closing Date and any liability of the Company and the equityholders of the Company with respect to such representations, warranties, covenants and obligations shall thereupon cease, except in the case of fraud and provided, however, that if, at any time prior to the date on which a representation or warranty would otherwise expire, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim (as defined in Section 7.6(a)) alleging the existence of an inaccuracy in or a breach of any of such representations and warranties or a breach of any of such covenants and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive the date on which such representation or warranty or covenant would otherwise expire until such time as such claim is fully and finally resolved.  All representations, warranties, covenants and obligations of Parent and Merger Sub shall terminate and expire as of the Effective Time (other than the covenants and obligations of Parent set forth in Section 4), and any liability of Parent or Merger Sub with respect to such representations, warranties, covenants and obligations shall thereupon cease.

(b)           The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c)           For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule (in light of the circumstances in which such statement or other item of information is set forth) shall be deemed to be a representation and warranty made by the Company in this Agreement.

7.2          Indemnification.

(a)           From and after the Effective Time (but subject to Section 7.1(a)), the Indemnitees shall be entitled to be held harmless and indemnified from the Escrow Fund (and, subject to Section 7.2(c), with respect to fraud and Specified Breaches, by the equityholders of the Company immediately prior to the Closing but only to the extent that the Escrow Fund is not available to the Indemnitees) from and against, and shall be entitled to compensation and reimbursement from the Escrow Fund (and, subject to Section 7.2(c), with respect to fraud and Specified Breaches, by the equityholders of the Company immediately prior to the Closing but only to the extent that the Escrow Fund is not available to the Indemnitees) for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)            any inaccuracy in or breach of any representation or warranty set forth in Section 2.3 or Section 2.26 as of the date of this Agreement (without giving effect to any materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(ii)           any inaccuracy in or breach of any other representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(iii)         any inaccuracy in or breach of any representation or warranty set forth or incorporated directly or indirectly in either of the certificates referred to in Sections 5.5(f) and 5.5(g);

(iv)          any breach of any covenant or obligation of the Company;

(v)            the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL;

(vi)          any shortfall in the amount of the Company Transaction Expense Amount reported on the certificate delivered pursuant to Section 5.5(f), such that the actual Company Transaction Expense Amount exceeds the aggregate amount reported on such certificate (it being understood that the amount of such excess shall be deemed “Damages” for all purposes of this Agreement);

(vii)         any breach occurring prior to the date of this Agreement of any confidentiality provisions contained in any of the agreements identified on Schedule 7.2(a)(vii);

(viii)        the Legal Proceeding identified on Schedule 7.2(a)(viii); or

(ix)          any Legal Proceeding relating to any inaccuracy, breach, expense or appraisal rights of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v),” “(vi),” “(vii),” or “(viii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

(b)           The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee, but subject to the immediately succeeding sentence) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.  The parties acknowledge and agree that neither Parent nor the Surviving Corporation shall be entitled to claim Damages that are duplicative with Damages claimed by the other in connection with the same inaccuracy in or breach of any representation, warranty, covenant or obligation.

(c)           In the case of fraud or a Specified Breach, the Indemnitees shall be entitled to be held harmless and indemnified for Damages under Section 7.2(a) by the equityholders of the Company immediately prior to the Closing (but only to the extent that the Escrow Fund is not available to the Indemnitees) on a joint and several basis but only in an amount for each such equityholder up to such equityholder’s pro-rata portion of such Damages based on the aggregate Merger Consideration received by such equityholder relative to the aggregate Merger Consideration received by all equityholders, in each case in accordance with this Agreement.

(d)           Nothing contained in this Agreement shall preclude any equityholder of the Company immediately prior to the Closing from exercising its rights to seek contribution from any other such equityholder for Damages that are paid or payable outside of the Escrow Fund.

7.3          Threshold; Ceiling.

(a)           Except in the case of fraud and except with respect to Specified Breaches: (i) the Indemnitees shall not be entitled to recover any Damages pursuant to Section 7 for any inaccuracy in or breach of any of the representations and warranties or any breach of any covenant or obligation of the Company until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other such inaccuracies in or breaches) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate; and (ii) at such time as the cumulative amount of such Damages exceeds $500,000 in the aggregate, the Indemnitees shall be entitled to recover the amount by which the cumulative amount of such Damages exceeds $500,000.

(b)           Except in the case of fraud and except with respect to Specified Breaches, recourse by the Indemnitees to the Escrow Fund shall be the Indemnitees’ exclusive remedy for monetary damages resulting from inaccuracies in or breaches of the representations and warranties and covenants of the Company set forth in this Agreement.

7.4          Defense of Third Party Claims.

(a)           Except with respect to an Excepted Claim (as defined in Section 7.4(b)), in the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 7 (a “Third Party Claim”), Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own.  If Parent proceeds with the defense of any such Third Party Claim on its own: (i) all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively from the Escrow Fund; (ii) the Stockholders’ Representative shall make available to Parent any documents and materials that may be necessary to the defense of such Third Party Claim; and (iii) Parent shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if Parent settles, adjusts or compromises any such Third Party Claim without the consent of the Stockholders’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such Third Party Claim (it being understood that if Parent requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold or delay such consent).  The Stockholders’ Representative shall have the right to participate in the defense of such Third Party Claim; provided, however, that the Stockholders’ Representative may not participate in the defense of such Third Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, further, that all expenses of the Stockholders’ Representative relating to its participation in the defense of such Third Party Claim shall be solely at the expense of the holders of the Non-Series F Securities in accordance with the terms of that certain Expenses Escrow Charter, dated of even date herewith (the “Escrow Charter”).  If Parent does not elect to proceed with the defense of any such Third Party Claim, the Stockholders’ Representative may (at the expense of the holders of the Non-Series F Securities in accordance with the terms of the Escrow Charter) proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). If the Stockholders’ Representative proceeds with the defense of any such Third Party Claim on its own, Parent shall, upon receipt of a confidentiality agreement satisfactory to Parent, make available to Stockholders’ Representative any documents and materials that may be necessary to the defense of such Third Party Claim.

(b)           Except in the case of fraud by the Company or any of its Representatives, in the event of the assertion or commencement of any claim or Legal Proceeding relating to the matters set forth in Schedule 7.4(b) (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 7 (an “Excepted Claim”), Parent shall have the sole right to proceed with the defense of such Excepted Claim.

Except in the case of any claim or Legal Proceeding relating to the matters set forth in Schedule 7.4(b) involving fraud by the Company or any of its Representatives, in the event of an Excepted Claim, (i) none of the expenses of Parent relating to the defense of such Excepted Claim shall be borne or paid from the Escrow Fund, and such expenses shall be paid exclusively by Parent; (ii) the Stockholders’ Representative shall make available to Parent any documents and materials that may be necessary to the defense of such Excepted Claim; and (iii) Parent shall have the sole right to settle, adjust or compromise any such Excepted Claims.  Except in the case of any claim or Legal Proceeding relating to the matters set forth in Schedule 7.4(b) involving fraud by the Company or any of its Representatives, if Parent settles, adjusts or compromises any such Excepted Claim, Parent may not make any claim for Damages against the Escrow Fund related to any such settlement, adjustment or compromise.  For purposes of clarity, except in the case of any claim or Legal Proceeding relating to the matters set forth in Schedule 7.4(b) involving fraud by the Company or any of its Representatives, an Excepted Claim is not an indemnifiable claim under this Section 7 and Parent may not seek to recover any Damages related to an Excepted Claim from the Escrow Fund.

7.5          Exercise of Remedies by Indemnitees Other than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented in writing to the assertion of such indemnification claim or the exercise of such other remedy.

7.6          Indemnification Claims; Escrow Arrangements.

(a)           If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to be indemnified, compensated or reimbursed under this Section 7, such Indemnitee may deliver a notice (a “Notice of Indemnification Claim”) to the Stockholders’ Representative and to the Escrow Agent.  Each Notice of Indemnification Claim shall (i) state that such Indemnitee believes that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 7, (ii) contain a reasonably detailed description of the facts and circumstances supporting such Indemnitee’s belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy or breach or other matter referred to in such Notice of Indemnification Claim (the “Claimed Amount”).

(b)           During the 30-day period commencing upon the delivery to the Stockholders’ Representative and the Escrow Agent of a Notice of Indemnification Claim (the “Dispute Period”), the Stockholders’ Representative shall deliver to the Indemnitee who delivered the Notice of Indemnification Claim and to the Escrow Agent a written response (the “Response Notice”) in which the Stockholders’ Representative:  (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee.  Any part of the Claimed Amount that is not agreed by the Stockholders’ Representative to be owing to the Indemnitee pursuant to the Response Notice shall be referred to as the “Contested Amount.”  If a Response Notice is not received by the Indemnitee and the Escrow Agent prior to the expiration of the Dispute Period, then the Stockholders’ Representative shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c)           If (i) the Stockholders’ Representative delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Stockholders’ Representative does not deliver a Response Notice during the Dispute Period, then Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice executed by both such parties instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund, cash in an amount equal to the Claimed Amount.

(d)           If the Stockholders’ Representative delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnitee, then Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three days following the delivery of such Response Notice, a written notice executed by both such parties instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund cash in an amount equal to the Agreed Amount.

(e)           If the Stockholders’ Representative delivers a Response Notice indicating that there is a Contested Amount, the Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnitee and the Stockholders’ Representative resolve such dispute, then their resolution of such dispute shall be binding on the Stockholders’ Representative, the holders of Non-Series F Securities and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Stockholders’ Representative. Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three days following the execution of such settlement agreement, a written notice executed by both such parties instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund, cash in an amount equal to the amount specified in such settlement agreement.

(f)            If the Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), then either the Indemnitee or the Stockholders’ Representative may submit the claim described in the Notice of Indemnification Claim to binding arbitration in the State of Colorado in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association.  Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Stockholders’ Representative; provided, however, that if Parent and the Stockholders’ Representative fail to mutually select an arbitrator within five business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by Parent; one selected by the Stockholders’ Representative; and the third selected by the first two arbitrators.  If either Parent or the Stockholders’ Representative fails to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator.  The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use commercially reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 15 days after the conclusion of the arbitration hearing.  The parties shall be entitled to only limited discovery, at the discretion of the arbitrator(s), and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The decision of the arbitrator(s) shall relate solely:  (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of the non-prevailing party as provided below.  The final decision of the arbitrator(s) shall be furnished to the Stockholders’ Representative, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Stockholders’ Representative, the holders of Non-Series F Securities and the Indemnitee and shall not be contested by any of them.  The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses).  The non-prevailing party shall be determined solely by the arbitrator(s).  Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three days following the receipt of the arbitrator(s) final decision, a written notice executed by both such parties instructing the Escrow Agent to disburse to such Indemnitee from the Escrow Fund cash in an amount equal to the amount specified in such final decision, if any.

(g)           Within 10 days after the date that is seven months after the Closing Date, if the amount of cash remaining in the Escrow Fund exceeds 100% of the sum of the Claimed Amounts and Contested Amounts associated with all claims for indemnification made on or prior to the date that is seven months after the Closing Date under this Section 7 that have not been finally resolved and paid in accordance with Section 7.6 as of the date that is seven months after the Closing Date, Parent shall deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the holders of Non-Series F Securities from the Escrow Fund cash having an aggregate value equal to the lesser of (i) $2,480,560 or (ii) the amount by which the amount of cash remaining in the Escrow Fund exceeds the sum of such Claimed Amounts and Contested Amounts (such cash disbursed, the “Seven Month Disbursement”).

(h)           Within 10 days after the date that is 14 months after the Closing Date, if the amount of cash remaining in the Escrow Fund exceeds 100% of the sum of the Claimed Amounts and Contested Amounts associated with all claims for indemnification made on or prior to the date that is 14 months after the Closing Date under this Section 7 that have not been finally resolved and paid in accordance with Section 7.6 (“Unresolved Escrow Claims”) as of the date that is 14 months after the Closing Date, Parent shall deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the holders of Non-Series F Securities from the Escrow Fund cash having an aggregate value equal to the amount by which the amount of cash remaining in the Escrow Fund exceeds the sum of such Unresolved Escrow Claims.

(i)            Notwithstanding anything to the contrary contained herein, within 10 days after the date that an Unresolved Escrow Claim made on or prior to the date that is seven months after the Closing Date is resolved, if the sum of the Claimed Amounts and Contested Amounts associated with such Unresolved Escrow Claim (the “Seven Month Resolved Claim Amount”) exceeds the Damages resulting from such resolution (the “Seven Month Resolved Claim Damages”), Parent shall deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the holders of Non-Series F Securities from the Escrow Fund cash having an aggregate value equal to the lesser of (A) $2,480,560 minus the Seven Month Disbursement minus the sum of the Claimed Amounts and Contested Amounts associated with all other Unresolved Escrow Claims made on or prior to the date that is seven months after the Closing Date or (B) the amount by which the Seven Month Resolved Claim Amount exceeds the Seven Month Resolved Claim Damages.

(j)            Notwithstanding anything to the contrary contained herein, within 10 days after the date that an Unresolved Escrow Claim made after the date that is seven months after the Closing Date is resolved, if the sum of the Claimed Amounts and Contested Amounts associated with such Unresolved Escrow Claim (the “Post Seven Month Resolved Claim Amount”) exceeds the Damages resulting from such resolution (the “Post Seven Month Resolved Claim Damages”), Parent shall deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the holders of Non-Series F Securities from the Escrow Fund cash having an aggregate value equal to the lesser of (A) $2,480,560 minus the sum of the Claimed Amounts and Contested Amounts associated with all other Unresolved Escrow Claims made after the date that is seven months after the Closing Date or (B) the amount by which the Post Seven Month Resolved Claim Amount exceeds the Post Seven Month Resolved Claim Damages; provided, however, that amounts disbursed from the Escrow Fund with respect to Damages relating to claims made after the date that is seven months after the Closing Date shall not exceed $2,480,560; provided, further, that upon final resolution of the last to be resolved of the Unresolved Escrow Claims, Parent shall deliver to the Escrow Agent, within three days after such final resolution, a written notice instructing the Escrow Agent to disburse from the Escrow Fund all of the cash held in the Escrow Fund to the holders of Non-Series F Securities.

(k)           Disbursements from the Escrow Fund to the holders of Non-Series F Securities pursuant to this Section 7.6 shall be made as follows:

(i)            first, to the holders of Replacement Preferred Stock, prior and in preference to any disbursement to the other holders of Non-Series F Securities, an amount in the aggregate up to the Replacement Escrow Amount on a pro-rata basis based on the Replacement Proportionate Share of each respective holder of Replacement Preferred Stock until the entire Replacement Escrow Amount has been disbursed to the holders of the Replacement Preferred Stock; and

(ii)           second, upon completion of the distribution set forth in Section 7.6(k)(i) of an amount in the aggregate equal to the Replacement Escrow Amount to the holders of Replacement Preferred Stock and if any cash remains available for distribution, to the holders of Junior Preferred Stock, Company Common Stock, Company Common Warrants (other than the Assumed Warrants) and Company Options an amount in the aggregate up to the Remainder

Escrow Amount on a pro-rata basis based on the Remainder Proportionate Share of each such respective holder.

SECTION 8.  MISCELLANEOUS PROVISIONS

8.1          Stockholders’ Representative.

(a)           The holders of Non-Series F Securities (by virtue of the approval of the Merger and the adoption of this Agreement) hereby irrevocably nominate, constitute and appoint C. Timothy Smoot as the agent and true and lawful attorney-in-fact of the holders of Non-Series F Securities (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the holders of Non-Series F Securities for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 7 or under the Escrow Agreement and any defense thereof. C. Timothy Smoot hereby accepts his appointment as the Stockholders’ Representative.

(b)           The holders of Non-Series F Securities (by virtue of the approval of the Merger and the adoption of this Agreement) grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the holders of Non-Series F Securities (in the name of any or all of the holders of Non-Series F Securities or otherwise) any and all documents that the Stockholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 8.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the transactions contemplated hereby, each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 7 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of Non-Series F Securities by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any holder of Non-Series F Securities by the Stockholders’ Representative, as fully binding upon such holder of Non-Series F Securities.  All decisions and actions by the Stockholders’ Representative shall be binding upon all of the holders of Non-Series F Securities, and no holder of Non-Series F Securities shall have the right to object, dissent, protest or otherwise contest such decision or action.

(c)           The power of attorney granted in Section 8.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the death or incapacity of each of the holders of Non-Series F Securities.

(d)           If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities as agent of the holders of Non-Series F Securities, then the holders of Non-Series F Securities who hold a majority in interest of the Escrow Fund shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent and Escrow Agent of the identity of such successor.  Unless and until the Escrow Agent shall receive notification of the appointment of such a successor agent, the Escrow Agent may assume that the last Stockholders’ Representative of which it has notice remains in that position.  Any such successor shall become the “Stockholders’ Representative” for purposes of Section 7 and this Section 8.1.  If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the holders of Non-Series F Securities.

(e)           All expenses incurred by the Stockholders’ Representative in connection with the performance of his duties as Stockholders’ Representative shall be borne and paid exclusively by the holders of the Non-Series F Securities in accordance with the terms of the Escrow Charter.

8.2          Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.3          Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.4          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Dot Hill Systems Corp.

6305 El Camino Real

Carlsbad, California 92009

Attention: Preston Romm, Chief Financial Officer

Phone: 760-431-4405

Fax: 760-431-4457

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Thomas A. Coll, Esq.

Phone: 858-550-6013

Fax: 858-550-6420

if to the Company:

Chaparral Network Storage, Inc.

7420 East Dry Creek Parkway

Longmont, Colorado 80503

Attention: Victor Perez, Chief Executive Officer

Phone: 303-845-3200

Fax: 303-845-3655

with a copy to:

Holme Roberts & Owen LLP

1801 13th Street, Suite 300

Boulder, Colorado 80302

Attention: Mark W. Weakley, Esq.

Phone: 303-417-8549

Fax: 303-866-0200

if to the Stockholders’ Representative:

C. Timothy Smoot, Attorney

118 Via Buena Ventura

Redondo Beach, California 90277-5805

Phone: 310-791-1093

Fax: 310-791-8723

8.5          Time of the Essence.  Time is of the essence of this Agreement.

8.6          Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.7          Counterparts and Exchanges by Facsimile Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.8          Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, Parent may terminate this Agreement in the event that the stockholders of the Company shall not have executed and delivered to the Company, within 30 minutes after the execution of this Agreement by the parties hereto, written consents reasonably satisfactory to Parent, approving the Merger and adopting this Agreement, as specified in Section 5.2.

(b)           If Parent wishes to terminate this Agreement pursuant to this Section 8.8, then Parent shall deliver to the other parties to this Agreement a written notice stating that Parent is terminating this Agreement pursuant to this Section 8.8.

(c)           If this Agreement is terminated pursuant to this Section 8.8, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 8.

8.9          Governing Law.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Except as otherwise provided in the Escrow Agreement, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Colorado.  Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Colorado; (ii) agrees that each state and federal court located in Colorado shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; (iv) waives such party’s right to trial by jury; and (v) consents to the service of process by notice in accordance with Section 8.4.

8.10        Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any).  This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees (subject to Section 7.5); the Stockholders’ Representative; and the respective successors and assigns (if any) of the foregoing.  Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

8.11        Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that neither Parent nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

8.12        Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13        Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

8.14        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.15        Parties in Interest.  Except for the provisions of Section 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

8.16        Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.17        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

DOT HILL SYSTEMS CORP., a Delaware corporation

By:	/s/ James L. Lambert
Name: James L. Lambert
Title: President and Chief Executive Officer

DHSA CORP., a Delaware corporation

By:	/s/ Preston Romm
Name: Preston Romm
Title: Chief Financial Officer and Secretary

CHAPARRAL NETWORK STORAGE, INC., a Delaware corporation

By:	/s/ Victor M. Perez
Name: Victor M. Perez
Title: Chairman and CEO

C. TIMOTHY SMOOT, as Stockholders’ Representative

/s/ C. Timothy Smoot

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations.  “Acquired Corporations” shall mean the Company and any current or pre-existing Subsidiary of the Company.

Acquired Corporation Employee.  “Acquired Corporation Employee” shall mean any current or former employee, independent contractor or director of any of the Acquired Corporations.

Acquired Corporation Employee Agreement.  “Acquired Corporation Employee Agreement” shall mean any management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations and any Acquired Corporation Employee, other than any such Contract that is terminable “at will” without any obligation on the part of the Acquired Corporations to make any payments or provide any benefits in connection with such termination.

Acquired Corporation Employee Plan.  “Acquired Corporation Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Acquired Corporation ERISA Affiliate for the benefit of any Acquired Corporation Employee, or with respect to which any of the Acquired Corporations or any Acquired Corporation ERISA Affiliate has or may have any liability or obligation; provided, however, that a Acquired Corporation Employee Agreement shall not be considered a “Acquired Corporation Employee Plan.”

Acquired Corporation ERISA Affiliate.  “Acquired Corporation ERISA Affiliate” shall mean any Person under common control with any Acquired Corporation within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction, or proposed transaction, involving:  (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices, or upon exercise of the Company Warrants, and payment-in-kind dividends paid on the Series F Preferred Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company, other than the Notes; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Additional Unvested Option Amount. “Additional Unvested Option Amount” shall equal $14,000.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b) and (c) of the Code, and the regulations issued thereunder.

Company Capital Stock.  “Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

Company Common Stock.  “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

Company Common Warrant. “Company Common Warrant” shall mean a warrant to acquire shares of Company Common Stock.

Company Common Warrant Exercise Price. “Company Common Warrant Exercise Price” shall mean, for any particular Company Common Warrant, the exercise price per share for the shares of Company Common Stock underlying such Company Common Warrant.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become legally bound or under which the Company has, or may become subject to, any contractual obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee.  “Company Employee” shall mean any current or former employee, independent contractor or director of the Company.

Company Employee Agreement.  “Company Employee Agreement” shall mean any management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee, other than any such Contract that is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.

Company Employee Plan.  “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a “Company Employee Plan.”

Company ERISA Affiliate.  “Company ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company IP.  “Company IP” shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract.  “Company IP Contract” shall mean any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any Material Adverse Effect of the Company.

Company Option.  “Company Option” shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

Company Option Exercise Price. “Company Option Exercise Price” shall mean, for any particular Company Option, the exercise price per share for the shares of Company Common Stock underlying such Company Option.

Company Pension Plan.  “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Series F Preferred Stock, the Replacement Preferred Stock and the Junior Preferred Stock.

Company Series F Warrant. “Company Series F Warrant” shall mean a warrant to acquire shares of Series F Preferred Stock.

Company Series F Warrant Exercise Price. “Company Series F Warrant Exercise Price” shall mean, for any particular Company Series F Warrant, the exercise price per share for the shares of Series F Preferred Stock underlying such Company Series F Warrant.

Company Software.  “Company Software” shall mean any software (including software development tools and firmware and other software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company solely for internal use on a non-exclusive basis).

Company Transaction Expense Amount.  “Company Transaction Expense Amount” shall mean the aggregate dollar amount of all Transaction Expenses, minus the Expense Deductible.

Company Warrant.  “Company Warrant” shall mean a warrant to acquire shares of Company Capital Stock.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any legally binding: written agreement, oral agreement, contract, subcontract, lease, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or commitment.

Damages.  “Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge or cost (including reasonable costs of investigation).

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

DOL.  “DOL” means the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than a Permitted Encumbrance.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent.  “Escrow Agent” shall mean U.S. Bank National Association.

Escrow Agreement.  “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit G to the Agreement.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expense Deductible.  The “Expense Deductible” shall equal the lesser of (i) $250,000 or (ii) the portion of the aggregate dollar amount of (a) all Transaction Expenses that have been paid or incurred by or on behalf of the Company prior to the Effective Time, and (b) all Transaction Expenses that are payable or are expected to become payable or to be incurred by or on behalf of the Company (or for which the Company has agreed with Parent to be responsible) at or after the Effective Time, in each of cases (i) and (ii) that do not represent investment banking fees and expenses.

FMLA.  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.  “Foreign Plan” shall mean:  (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (b) any Company Employee Plan that is maintained or contributed to by the Company or any Company Affiliate and that is not subject to United States law; and (c) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

GAAP.  “GAAP” shall mean generally accepted accounting principles.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

HIPAA.  “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees.  “Indemnitees” shall mean the following Persons:  (a) Parent; (b) Parent’s current and future officers, directors, employees and Representatives; (c) the Surviving Corporation and its Representatives; and (d) the respective successors and assigns of the Persons referred to in clauses ”(a)” through “(c)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Indemnitees.”

Intellectual Property.  “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:  (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses ”(a)” through “(f)” above.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Junior Preferred Stock.  “Junior Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

Knowledge.  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is aware of such fact or other matter.  The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of the following Persons have Knowledge of such fact or other matter:  all of the Company’s directors, Thomas J. Lavan, James V. Russo, Theodore V. Niemann, Eileen M. Jonikas and Dennis Cindrich.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution,

ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect.  “Material Adverse Effect” shall mean any change, effect, claim, circumstance or matter that (considered together with all other changes, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to the business, condition, assets, Intellectual Property, liabilities, results of operations, financial performance or contractual relationships of any Person and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of themselves, shall be deemed to constitute a Material Adverse Effect:  (i) any change, effect, claim, circumstance or matter attributable primarily to conditions generally affecting the industries in which such Person participates or the U.S. economy as a whole, provided that any such change, effect, claim, circumstance or matter does not have a disproportionate impact on such Person; and (ii) any change, effect, claim, circumstance or matter resulting directly from compliance by such Person with its obligations under this Agreement.

Materials of Environmental Concern.  “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Merger Consideration. “Merger Consideration” shall be the portion of the Total Transaction Value that a holder of the Company’s securities is entitled to receive in exchange for such holder’s shares of Company Capital Stock, Company Warrants and Company Options pursuant to Section 1.5(a).

Non-Dissenting Stockholder.  “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect its appraisal rights under the DGCL and is otherwise entitled to receive Merger Consideration pursuant to Section 1.5(a).

Non-Series F Securities. “Non-Series F Securities” shall mean the Replacement Preferred Stock, the Junior Preferred Stock, the Company Common Stock, the Company Common Warrants (other than the Assumed Warrants) and the Company Options.

Notes.  “Notes” shall mean those notes indicated on Schedule A-Notes.

Order.  “Order” shall mean any order, writ, injunction, judgment or decree.

Ordinary Course of Business.  An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action: (A)(i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or stockholders of such Person and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any Material Adverse Effect of Parent.

PBGC.  “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Permitted Encumbrances.  “Permitted Encumbrances” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business; (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business so long as such Encumbrances are disclosed on Part 2.6 of the Disclosure Schedule; (iii) statutory liens that are not due and payable or that may thereafter be paid without penalty; (iv) special assessments or taxes for any improvements assessed at any time after the date of this Agreement; (v) zoning and building laws, ordinances and regulations; (vi) subsurface and surface public utility easements for local distribution; (vii) any lien for Taxes not yet due and payable; or (viii) minor liens or Encumbrances that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Proportionate Share. “Proportionate Share” of a holder of Non-Series F Securities shall be the fraction having (i) a numerator equal to the total cash consideration such holder is entitled to receive for its Non-Series F Securities pursuant to Section 1.5(a) in the Merger, and (ii) a denominator equal to the total cash consideration all holders of Non-Series F Securities are entitled to receive for their Non-Series F Securities pursuant to Section 1.5(a) in the Merger.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Remainder Escrow Amount. “Remainder Escrow Amount” shall be equal to the Escrow Amount minus the Replacement Escrow Amount.

Remainder Proportionate Share. “Remainder Proportionate Share” of a holder of Non-Series F Securities shall be the fraction having (i) a numerator equal to the difference between (a) the total cash consideration such holder is entitled to receive for its Non-Series F Securities pursuant to Section 1.5(a) in the Merger and (b) the total cash consideration such holder is entitled to receive for its Replacement Preferred Stock pursuant to Section 1.5(a) in the Merger, and (ii) a denominator equal to the difference between (a) the total cash consideration all holders of Non-Series F Securities are entitled to receive for their Non-Series F Securities pursuant to Section 1.5(a) in the Merger and (b) the total cash consideration all holders of Non-Series F Securities are entitled to receive for their Replacement Preferred Stock pursuant to Section 1.5(a) in the Merger.

Replacement Escrow Amount. “Replacement Escrow Amount” shall be equal to the Escrow Amount multiplied by the fraction having (i) a numerator equal to the total cash consideration all holders of Non-Series F Securities are entitled to receive for their Replacement

Preferred Stock pursuant to Section 1.5(a) in the Merger, and (ii) a denominator equal to the total cash consideration all holders of Non-Series F Securities are entitled to receive for their Non-Series F Securities pursuant to Section 1.5(a) in the Merger.

Replacement Preferred Stock.  “Replacement Preferred Stock” shall mean the Series AX Preferred Stock, the Series BX Preferred Stock, the Series CX Preferred Stock, the Series DX Preferred Stock and the Series EX Preferred Stock.

Replacement Proportionate Share. “Replacement Proportionate Share” of a holder of Non-Series F Securities shall be the fraction having (i) a numerator equal to the total cash consideration such holder is entitled to receive for its Replacement Preferred Stock pursuant to Section 1.5(a) in the Merger, and (ii) a denominator equal to the total cash consideration all holders of Non-Series F Securities are entitled to receive for their Replacement Preferred Stock pursuant to Section 1.5(a) in the Merger.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Securitization Transaction.  “Securitization Transaction” shall mean any transaction involving the issuance of negotiable securities collateralized by pooled assets of the issuer.

Series A Preferred Stock.  “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

Series AX Preferred Stock.  “Series AX Preferred Stock” shall mean the Series AX Preferred Stock, par value $0.001 per share, of the Company.

Series B Preferred Stock.  “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

Series BX Preferred Stock.  “Series BX Preferred Stock” shall mean the Series BX Preferred Stock, par value $0.001 per share, of the Company.

Series C Preferred Stock.  “Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

Series CX Preferred Stock.  “Series CX Preferred Stock” shall mean the Series CX Preferred Stock, par value $0.001 per share, of the Company.

Series D Preferred Stock.  “Series D Preferred Stock” shall mean, collectively, the Series D-1 Preferred Stock, the Series D-2 Preferred Stock, the D-3 Preferred Stock, the D-4 Preferred Stock, the D-5 Preferred Stock and the D-6 Preferred Stock.

Series DX Preferred Stock.  “Series DX Preferred Stock” shall mean, collectively, the Series D-1X Preferred Stock, the Series D-2X Preferred Stock, the D-3X Preferred Stock, the D-4X Preferred Stock, the D-5X Preferred Stock and the D-6X Preferred Stock.

Series D-1 Preferred Stock.  “Series D-1 Preferred Stock” shall mean the Series D-1 Preferred Stock, par value $0.001 per share, of the Company.

Series D-1X Preferred Stock.  “Series D-1X Preferred Stock” shall mean the Series D-1X Preferred Stock, par value $0.001 per share, of the Company.

Series D-2 Preferred Stock.  “Series D-2 Preferred Stock” shall mean the Series D-2 Preferred Stock, par value $0.001 per share, of the Company.

Series D-2X Preferred Stock.  “Series D-2X Preferred Stock” shall mean the Series D-2X Preferred Stock, par value $0.001 per share, of the Company.

Series D-3 Preferred Stock.  “Series D-3 Preferred Stock” shall mean the Series D-3 Preferred Stock, par value $0.001 per share, of the Company.

Series D-3X Preferred Stock.  “Series D-3X Preferred Stock” shall mean the Series D-3X Preferred Stock, par value $0.001 per share, of the Company.

Series D-4 Preferred Stock.  “Series D-4 Preferred Stock” shall mean the Series D-4 Preferred Stock, par value $0.001 per share, of the Company.

Series D-4X Preferred Stock.  “Series D-4X Preferred Stock” shall mean the Series D-4X Preferred Stock, par value $0.001 per share, of the Company.

Series D-5 Preferred Stock.  “Series D-5 Preferred Stock” shall mean the Series D-5 Preferred Stock, par value $0.001 per share, of the Company.

Series D-5X Preferred Stock.  “Series D-5X Preferred Stock” shall mean the Series D-5X Preferred Stock, par value $0.001 per share, of the Company.

Series D-6 Preferred Stock.  “Series D-6 Preferred Stock” shall mean the Series D-6 Preferred Stock, par value $0.001 per share, of the Company.

Series D-6X Preferred Stock.  “Series D-6X Preferred Stock” shall mean the Series D-6X Preferred Stock, par value $0.001 per share, of the Company.

Series E Preferred Stock.  “Series E Preferred Stock” shall mean the Series E Preferred Stock, par value $0.001 per share, of the Company.

Series EX Preferred Stock.  “Series EX Preferred Stock” shall mean the Series EX Preferred Stock, par value $0.001 per share, of the Company.

Series F Preferred Stock.  “Series F Preferred Stock” shall mean the Series F Preferred Stock, par value $0.001 per share, of the Company.

Specified Breach.  “Specified Breach” shall mean (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2.3 or Section 2.26 as of the date of this Agreement (without giving effect to any materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation or warranty) and (ii) any shortfall in the amount of the Company Transaction Expense Amount reported on the certificate delivered pursuant to Section 5.5(f), such that the actual Company Transaction Expense Amount exceeds the aggregate amount reported on such certificate (it being understood that the amount of such excess shall be deemed “Damages” for all purposes of this Agreement).

Standstill Provision.  “Standstill Provision” shall mean a provision of an agreement pursuant to which a party agrees to limit its ownership interest in another Entity.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Total Transaction Value.  “Total Transaction Value” shall mean $62,000,000.

Transaction Expense.  “Transaction Expense” shall mean all fees and expenses of the following Persons incurred prior to or concurrently with the Closing or expected to be incurred by the following Persons after the Closing relating to the transactions contemplated hereby for which the Company has agreed to be responsible or has agreed with Parent or the Stockholders’ Representative to be responsible prior to the Closing:  (i) Holme Roberts & Owen LLP; (ii) KPMG LLP; (iii) Needham; (iv) Parent’s accountants in an amount equal to $60,000 for an acquisition purchase price allocation analysis (which the Company has agreed to be responsible for with Parent); (v) the Exchange Agent and the Escrow Agent in an aggregate amount up to $25,000 (which the Company has agreed to be responsible for with Parent); (vi) Resonant Communications; (vii) the Stockholders’ Representative in the amount identified in the certificate delivered pursuant to Section 5.5(f); and (viii) other accountants, attorneys and other advisors hired by the Company prior to the Closing to assist in the consummation of the transactions contemplated by this Agreement.

Xyratex Warrant.  “Xyratex Warrant” shall mean that certain warrant to purchase Company Common Stock held by Xyratex Technology Limited.

EXHIBIT B

FORM OF CERTIFICATE OF MERGER

EXHIBIT C

CERTIFICATE AMENDMENT

EXHIBIT D

RETENTION POLICY

EXHIBIT E

FORM OF RELEASE

EXHIBIT F

FORM OF OPINION

EXHIBIT G

FORM OF ESCROW AGREEMENT